Exhibit 99.1
Global Water Resources Reports Third Quarter 2020 Results

PHOENIX, AZ – November 5, 2020 – Global Water Resources, Inc. (NASDAQ: GWRS), (TSX: GWR), a pure-play water resource management company, reported results for the third quarter and nine months ended September 30, 2020. All comparisons are to the same year-ago period unless otherwise noted.
Q3 2020 Financial Highlights
•Revenues increased 8.2% to $10.8 million, driven by organic connection growth, increased consumption, and increased rates.
•Net income increased $0.1 million, or 8.0%, to $1.1 million, or $0.05 per share.
•Adjusted EBITDA increased $0.8 million to $5.5 million (see definition of adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).

•Cash and cash equivalents totaled $18.1 million at September 30, 2020.

•Declared three monthly cash dividends of $0.0241 per common share, or $0.2892 per share on an annualized basis.
Q3 2020 Operational Highlights
•Total active service connections increased 5.0% to 47,594 at September 30, 2020 from 45,315 at September 30, 2019.
•Volume of recycled water delivered increased 20.4%, to 273 million gallons.
•Submitted rate applications requesting a collective revenue requirement increase of $4.6 million or 13.4%, based on a 2019 test year, which, if approved, would be phased in over three years beginning January 1, 2022.
•Received favorable Arizona Corporation Commission (ACC) staff recommendation regarding application for a certificate of convenience and necessity (CC&N) permit to provide water and wastewater services to Inland Port Arizona.
•Continued to realize benefits from bringing customer service and billing in-house last December, including better control of long-term service costs and benefits derived from a deeper focus on customer experience and enhanced scalability of operations.

•Awarded national recognition as a 'Utility of the Future Today' for the company's transformational work in community engagement, watershed stewardship and resources recovery.

Subsequent Events
On October 29, 2020, the company acquired Mirabell Water Co., a water utility that provides services within Pima County, Arizona near existing company utilities. The acquisition added more than 60 active service connections. This acquisition and other potential acquisitions present capital investment opportunities to upgrade acquired facilities.
The company increased its dividend 1% to $0.29208 on an annualized basis from $0.2892. This equates to a monthly dividend of $0.02434. The first dividend at the new monthly rate will be paid on December 30, 2020 to holders of record on December 16, 2020.

Management Commentary

“Throughout the year, Global Water has continued to grow its business through new connections, new service areas, infrastructure investment, and strategic acquisitions,” stated Global Water Resources president and CEO, Ron Fleming. “For Q3, we continued to realize strong organic growth despite the challenges posed by the pandemic.

“In terms of new service areas, during the quarter we received a favorable ACC staff report and completed the public hearing for a Certificate of Convenience and Necessity permit. Once approved, this permit will allow us to service Inland Port Arizona within the City of Coolidge where large-scale economic development projects are underway. We expect to benefit from these projects in multiple ways, including the addition to our portfolio of a large industrial service area that we believe will drive commercial and residential growth in the surrounding region. We anticipate receiving permit approval before the end of the year.

“Our recent acquisition of Mirabell Water represents the ideal ‘tuck-in’ that complements our strong position for growth as established by our core regional assets. We continue to pursue similar opportunities across Pinal and Pima counties of Arizona. We believe our strong balance sheet and operating results enables us to improve and grow our core asset base in Arizona, as we pursue efficient growth and consolidation in these and other counties across the state, and eventually throughout the Southwest.

“Each of our regulated subsidiaries filed a rate case application during the quarter, requesting a moderate increase in water and wastewater rates. If approved, this would result in a collective revenue requirement increase of $4.6 million. For certain utilities, we requested that the rates be phased in over three years, starting January 1, 2022. We also requested the consolidation of water and wastewater rates for our Red Rock, Santa Cruz, Palo Verde, Picacho Water and Picacho utilities. These utilities are located in Pinal County and make up about 97% of our active service connections. We believe the consolidation would create economies of scale which would benefit all customers.

“We also recycled a record amount of water in the quarter, which is a primary element of our Total Water Management approach for growing communities that allows us to achieve meaningful conservation. Our integrated utility solution and expertise benefits all of our stakeholders, from the communities and customers we serve, to our development and municipal partners, dedicated staff and regulators.

“Looking to the remainder of the year and beyond, we anticipate continued growth across all areas of our business, with this supported by ongoing population and job growth throughout metro-Phoenix and our other service areas. Addressing this regional growth, El Dorado Holdings, a noted land developer in Arizona, recently announced its plans to begin a $1 billion, 1,500-acre residential project that is within our the City of Maricopa service area. We anticipate this to be one of many favorable developments that will support our growth over the long term.”

Q3 2020 Financial Summary

Revenues

Total revenues in the third quarter of 2020 increased $0.8 million, or 8.2%, to $10.8 million compared to $9.9 million in the same period in 2019. This increase was primarily driven by increase in active service connections combined with an increase in usage and rates.

Total revenues for the nine months ended September 30, 2020 increased $2.1 million, or 7.8%, to $28.9 million compared to $26.8 million in the same period in 2019. This increase was primarily driven by increase in active service connections along with an increase in usage and rates.

Operating Expenses

Operating expenses increased $0.5 million, or 6.6%, to $7.9 million in the third quarter of 2020 compared to $7.4 million in the same period in 2019. The increase was primarily attributed to increased operations and maintenance expense associated with increased personnel and related expense due to the hiring of additional employees, coupled with increased depreciation and amortization expense of $0.4 million. The increase in operating expenses was partially offset by the $0.4 million decrease in operations and maintenance - related party expense.

Operating expenses for nine months ended September 30, 2020 increased $1.7 million, or 8.1%, to $22.5 million compared to $20.8 million in the same period in 2019. The increase was driven by increased general and administrative expenses due to increased personnel and related expenses, slightly offset by decreased board compensation expense and deferred compensation expense. The increase in operating expenses was also due to increased depreciation and amortization expense coupled with increased operations and maintenance expense. The increase in total operations and maintenance expense was partially offset by decreased operations and maintenance - related party expense.

Other Income / Expense

Total other expense increased $0.1 million to $1.3 million in the third quarter of 2020. The increase in other expense was primarily attributed to the elimination of the FATHOM royalty.

Total other expense increased $1.9 million to $4.3 million for the nine months ended September 30, 2020, compared to $2.4 million for the same period in 2019. The increase in other expense was primarily attributed to the receipt of the final $1.0 million of proceeds in March 2019 in connection with the 2013 sale of water management agreements relating to the 7,000-acre territory within a portion of the western planning area of the City of Glendale, Arizona, known as the "Loop 303 Corridor." The increase was also due to the $0.6 million expense related to loss on asset disposals recognized during the nine months ended September 30, 2020, coupled with the elimination of the FATHOM royalty.

Net Income

Net income increased $0.1 million, or 8.0%, to $1.1 million, or $0.05 per share, in the third quarter of 2020, compared to $1.0 million, or $0.05 per share, in the same period in 2019. The increase was primarily attributed to the increase in operating income, which was primarily driven by the increases in water and wastewater and recycled water services revenue, partially offset by increases in operations and maintenance expenses.

Net income decreased $1.1 million, or 44.9%, to $1.4 million, or $0.06 per share, for the nine months ended September 30, 2020, from $2.5 million, or $0.11 per diluted share, for the same period in 2019. The decrease was primarily attributed to the final payout pursuant to the Loop 303 contracts received in the first quarter of 2019, combined with the loss on asset disposals and the increased personnel and related expenses in 2020.
Excluding the tax effected non-cash asset disposal cost and restricted stock compensation expense, as well as the Loop 303 income recognized in 2019, adjusted net income was $2.3 million, or $0.10 per share, for the nine months ended September 30, 2020 compared to adjusted net income of $1.7 million, or $0.07 per diluted share, for the same period in 2019 (see reconciliation of adjusted net income and adjusted earnings per common share, each, non-GAAP terms, to GAAP, below).

Adjusted EBITDA

Adjusted EBITDA increased $0.8 million, or 16.1%, to $5.5 million in the third quarter of 2020, compared to $4.8 million for the same period in 2019. The increase was driven by an increase in revenue from organic connection growth and higher rates partially offset by an increase in operating expenses (see definition of Adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).

Adjusted EBITDA increased $1.7 million, or 13.1%, to $14.4 million for the nine months ended September 30, 2020, compared to $12.7 million for the same period in 2019. The increase was driven by increased total revenues for the nine months ended September 30, 2020 (see definition of Adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).

Capital Resources
Cash and cash equivalents totaled $18.1 million at September 30, 2020, as compared to $15.5 million at June 30, 2020. The increase was primarily due to cash generated from operating activities. As of September 30, 2020, the company has no notable near-term cash expenditures or debt obligations. During the nine months ended September 30, 2020, the company secured a new two-year revolving $10 million credit line to support its growth strategy, replacing the previous credit line with more favorable terms. The full amount under this new credit line remains available to-date.

Dividend Policy
The company declared a monthly cash dividend of $0.0241 per common share (or $0.2892 per share on an annualized basis), which will be payable on November 30, 2020 to holders of record at the close of business on November 16, 2020. The board has also approved to increase the monthly cash dividend to $0.02434 per common share (or $0.29208 per share on an annualized basis) which will be payable on December 30, 2020 to holders of record on December 16, 2020.

Business Outlook
Global Water's near-term growth strategy for its regulated water, wastewater, and recycled water business is driven by increased service connections, continued operating efficiencies, and utility rate increases approved by the Arizona Corporation Commission. The company will also focus more on its original mission of aggregating water and wastewater utilities, allowing the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.

The company has voluntarily agreed not to disconnect customers or charge late fees as a result of the economic hardships caused by the COVID-19 pandemic. This may lead to an increase in uncollectable accounts or the inability to collect a portion of billed revenue. This could result in a negative impact on revenue, earnings, and cash flow due to the COVID-19 pandemic as it continues over the coming months.

Connection Rates
As of September 30, 2020, active service connections increased by 2,279, or 5.0%, to 47,594, compared to 45,315 at September 30, 2019. The increase in active service connections was primarily due to growth in the company's service areas. As of September 30, 2020, the vacancy rate was 0.6%.

Arizona’s Growth Corridor: Positive Population Trends
The Metropolitan Phoenix area is steadily growing due to low-cost housing, excellent weather, large and growing universities, a diverse employment base, and low taxes. The area's population has increased throughout 2018 and 2019, and it continues to grow. The Employment and Population Statistics Department of the State of Arizona predicts that Phoenix Metro will have a population of 5.7 million by 2030 and reach 6.5 million by 2040. The company believes this growth outlook creates an opportunity to significantly increase its active service connections and grow revenues.

Conference Call
Global Water Resources will hold a conference call to discuss its third quarter 2020 results tomorrow, followed by a question and answer period.

Date: Friday, November 6, 2020

Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)
Toll-free dial-in number: 1-855-327-6837
International dial-in number: 1-631-891-4304
Conference ID: 10011513

The conference call will be webcast live and available for replay here as well as via a link in the Investors section of the company’s website at www.gwresources.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through November 20, 2020.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10011513

About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 13 utilities which provide water, wastewater, and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. Global Water recycles nearly 1 billion gallons of water annually.

The company has been recognized for its highly-effective implementation of Total Water Management (TWM). TWM is an integrated approach to managing the entire water cycle by owning and operating water, wastewater and recycled water utilities within the same geographic area in order to maximize the beneficial use of recycled water. TWM includes additional smart water management programs such as remote metering infrastructure and other advanced technologies, rate designs, and incentives that result in real conservation. TWM helps protect water supplies in water-scarce areas experiencing population growth. To learn more, visit www.gwresources.com.

Cautionary Statement Regarding Non-GAAP Measures

This press release contains certain financial measures that are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”), including EBITDA, Adjusted EBITDA, adjusted net income, and adjusted earnings per common share. EBITDA is defined for the purposes of this press release as net income before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) option expense related to awards made to the board of directors and management; (iii) restricted stock expense related to awards made to executive officers; (iv) expense related to asset disposals; and (v) equity method investment. Adjusted net income and adjusted earnings per common reflect net income and earnings per common share excluding the loss related to (i) restricted stock expense related to awards made to executive officers; (ii) expense related to asset disposals; and (iii) Loop 303 income, as well as the tax effects of each of these items.

Management believes that EBITDA, Adjusted EBITDA, adjusted net income, and adjusted earnings per common share are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance exclusive of our capital structure and the method and timing of certain expenditures. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA, adjusted net income, and adjusted earnings per common share are also presented because management believes that these measures provide our investors measures of our recurring core business. However, non-GAAP measures do not have a standardized meaning prescribed by GAAP, and investors are cautioned that non-GAAP measures, such as EBITDA, Adjusted EBITDA, adjusted net income, and adjusted earnings per common share, should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA, Adjusted EBITDA, adjusted net income, and adjusted earnings per common share may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA, Adjusted EBITDA, adjusted net income, and adjusted earnings per common share to net income and earnings per common share, the most comparable GAAP measures, as applicable, are included in the schedules attached to this press release.

Cautionary Note Regarding Forward-Looking Statements
This press release includes certain forward-looking statements which reflect the company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning future net income growth, our strategy, acquisition plans, our dividend policy, the timing and likelihood of approval of the certificate of convenience and necessity for the Inland Port project and the anticipated benefits, trends relating to population growth, active service connections, regulated revenue, housing permit projections, the development of residential and commercial properties within our service areas, the anticipated impacts from the COVID-19 pandemic on the company, including to our business operations, results of operations, cash flows, and financial position, and our future responses to the COVID-19 pandemic, and other statements that are not historical facts as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors, including the duration and severity of the COVID-19 pandemic and the actions to contain the virus or treat its impact. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. Factors that may affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, and subsequent filings with the SEC. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact:
Michael J. Liebman
SVP and CFO
Tel (480) 999-5104
mike.liebman@gwresources.com

Investor Relations:
Ron Both or Grant Stude
CMA Investor Relations
Tel (949) 432-7566
GWRS@cma.team

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share and per share amounts)

	September 30, 2020	December 31, 2019
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	$334,769	$326,303
Less accumulated depreciation	(98,351)	(92,749)
Net property, plant and equipment	236,418	233,554
CURRENT ASSETS:
Cash and cash equivalents	18,062	7,513
Accounts receivable — net	2,146	1,631
Customer payments in-transit	286	—
Due from affiliates	—	426
Unbilled revenue	2,581	2,048
Prepaid expenses and other current assets	1,029	675
Total current assets	24,104	12,293
OTHER ASSETS:
Goodwill	4,398	4,398
Intangible assets — net	11,726	12,554
Regulatory asset	1,970	1,715
Restricted cash	2,315	1,582
Other noncurrent assets	9	17
Total other assets	20,418	20,266
TOTAL ASSETS	280,940	266,113
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	195	992
Accrued expenses	8,615	7,546
Deferred revenue	10	—
Customer and meter deposits	1,513	1,445
Long-term debt and capital leases — current portion	118	117
Total current liabilities	10,451	10,100
NONCURRENT LIABILITIES:
Long-term debt and capital leases	114,594	114,664
Deferred revenue - ICFA	17,446	17,372
Regulatory liability	8,331	8,803
Advances in aid of construction	72,077	67,621
Contributions in aid of construction — net	14,580	14,520
Deferred income tax liabilities — net	5,214	4,919
Acquisition liability	1,773	1,773
Other noncurrent liabilities	2,657	1,669
Total noncurrent liabilities	236,672	231,341
Total liabilities	247,123	241,441
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Common stock, $0.01 par value, 60,000,000 shares authorized; 22,686,708 and 21,636,420 shares issued as of September 30, 2020 and December 31, 2019, respectively.	227	216
Treasury stock, 99,982 and 99,039 shares at September 30, 2020 and December 31, 2019, respectively.	(1)	(1)
Paid in capital	33,591	18,753
Retained earnings	—	5,704
Total shareholders' equity	33,817	24,672
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$280,940	$266,113

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
REVENUES:
Water services	$5,492	$4,963	$13,555	$12,344
Wastewater and recycled water services	5,238	4,962	15,187	14,393
Unregulated revenues	27	17	134	49
Total revenues	10,757	9,942	28,876	26,786

OPERATING EXPENSES:
Operations and maintenance	2,584	1,914	7,156	5,417
Operations and maintenance - related party	—	435	—	1,287
General and administrative	2,969	3,074	8,682	8,099
Depreciation and amortization	2,312	1,957	6,622	5,977
Total operating expenses	7,865	7,380	22,460	20,780
OPERATING INCOME	2,892	2,562	6,416	6,006

OTHER INCOME (EXPENSE):
Interest income	9	49	88	167
Interest expense	(1,342)	(1,341)	(4,039)	(4,044)
Other	70	68	(361)	1,218
Other - related party	—	97	—	213
Total other expense	(1,263)	(1,127)	(4,312)	(2,446)

INCOME BEFORE INCOME TAXES	1,629	1,435	2,104	3,560
INCOME TAX EXPENSE	(498)	(388)	(741)	(1,086)
NET INCOME	$1,131	$1,047	$1,363	$2,474

Basic earnings per common share	$0.05	$0.05	$0.06	$0.12
Diluted earnings per common share	$0.05	$0.05	$0.06	$0.11
Dividends declared per common share	$0.07	$0.07	$0.22	$0.21

Weighted average number of common shares used in the determination of:
Basic	22,586,588	21,536,834	22,495,675	21,509,770
Diluted	22,633,133	21,571,240	22,530,371	21,521,255

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Nine Months Ended September 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,363	$2,474
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred compensation	1,708	1,412
Depreciation and amortization	6,622	5,977
Amortization of deferred debt issuance costs and discounts	103	73
Loss on equity investment	—	79
Other (gains) and losses	551	(1)
Provision for doubtful accounts receivable	100	34
Deferred income tax expense	295	660
Changes in assets and liabilities
Accounts receivable	(615)	(326)
Other current assets	(749)	(341)
Accounts payable and other current liabilities	1,095	245
Other noncurrent assets	(255)	56
Other noncurrent liabilities	1,479	835
Net cash provided by operating activities	11,697	11,177
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(7,490)	(7,785)
Other cash flows from investing activities	(9)	3
Net cash used in investing activities	(7,499)	(7,782)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(4,896)	(4,620)
Advances in aid of construction	1,575	743
Principal payments under capital lease	(77)	(40)
Refunds of advances for construction	(959)	(903)
Loan borrowings	—	31
Loan repayments	(24)	(39)
Proceeds from sale of stock	11,739	—
Debt issuance costs paid	(53)	(40)
Payments of offering costs for sale of stock	(221)	—
Net cash (used) provided by financing activities	7,084	(4,455)
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	11,282	(1,060)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	9,095	13,197
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period	$20,377	$12,137

Supplemental disclosure of cash flow information:

	September 30, 2020	September 30, 2019
Cash and cash equivalents	$18,062	$11,091
Restricted Cash	2,315	1,046
Total cash, cash equivalents, and restricted cash	$20,377	$12,137

A reconciliation of net income to EBITDA and Adjusted EBITDA for the three and nine months ended September 30, 2020 and 2019 is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net Income	$1,131	$1,047	$1,363	$2,474
Income tax expense	498	388	741	1,086
Interest income	(9)	(49)	(88)	(167)
Interest expense	1,342	1,341	4,039	4,044
Depreciation and amortization	2,312	1,957	6,622	5,977
EBITDA	5,274	4,684	12,677	13,414
Management option expense	115	94	346	224
Loop 303 income	—	—	—	(1,000)
Loss on disposal of assets	—	—	547	—
Restricted stock expense	159	—	814	—
Equity investment loss	—	—	—	79
EBITDA adjustments	274	94	1,707	(697)
Adjusted EBITDA	$5,548	$4,778	$14,384	$12,717

A reconciliation of net income to adjusted net income for the three and nine months ended September 30, 2020 and 2019 is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net Income	$1,131	$1,047	$1,363	$2,474
Loop 303 income	—	—	—	(1,000)
Loss on disposal of assets	—	—	547	—
Restricted stock expense	—	—	654	—
Income tax benefit (expense) on items above	—	—	(300)	250
Adjusted Net Income	$1,131	$1,047	$2,264	$1,724

A reconciliation of basic earnings per share to adjusted basic earnings per share for the three and nine months ended September 30, 2020 and 2019 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Basic earnings per common share	$0.05	$0.05	$0.06	$0.12
Loop 303 income	—	—	—	(0.05)
Loss on disposal of assets	—	—	0.02	—
Restricted stock expense	—	—	0.03	—
Income tax benefit (expense) on items above	—	—	(0.01)	0.01
Adjusted basic earnings per common share	$0.05	$0.05	$0.10	$0.08

Weighted average number of common shares used in the determination of:
Basic	22,586,588	21,536,834	22,495,675	21,509,770

A reconciliation of diluted earnings per share to adjusted diluted earnings per share for the three and nine months ended September 30, 2020 and 2019 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Diluted earnings per common share	$0.05	$0.05	$0.06	$0.11
Loop 303 income	—	—	—	(0.05)
Loss on disposal of assets	—	—	0.02	—
Restricted stock expense	—	—	0.03	—
Income tax benefit (expense) on items above	—	—	(0.01)	0.01
Adjusted diluted earnings per common share	$0.05	$0.05	$0.10	$0.07

Weighted average number of common shares used in the determination of:
Diluted	22,633,133	21,571,240	22,530,371	21,521,255